Exhibit 3.1

RESOURCE APARTMENT REIT III, INC.

ARTICLES OF AMENDMENT

Resource Apartment REIT III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Section 9.14 (“Limitations on Roll-Up Transactions”) of the Charter in its entirety and renumbering Section 9.15 (“Limitations on Underwriting”) as Section 9.14.

THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its and attested to by it on this 26th day of January, 2021.

ATTEST:		RESOURCE APARTMENT REIT III, INC.

By:	/s/ Shelle Weisbaum	By:	/s/ Alan F. Feldman
	Shelle Weisbaum		Alan F. Feldman
	Chief Legal Officer		Chief Executive Officer

[Signature page to Resource Apartment REIT III Articles of Amendment]